Exhibit 10.1

RETIREMENT PAY AGREEMENT AND GENERAL RELEASE

This Retirement Pay Agreement and General Release (hereinafter referred to as the "Agreement") is made and entered into by and between Stephen G. Klumb, 259 Stone Ridge Blvd. South Lebanon, Ohio 45065, Social Security Number ending in 3700 (hereinafter referred to as "Employee") and, The National Bank and Trust Company, 48 N. South Street, P.O. Box 711, Wilmington, Ohio, 45177 (hereinafter referred to as “NB&T”).

WHEREAS, Employee is an employee and officer of NB&T;

WHEREAS, Employee shall be employed pursuant to this Agreement for a term of specific and limited duration as set forth herein through and including September 28, 2012; and

WHEREAS, Employee and NB&T have agreed that Employee's employment with the Bank and his position as officer shall terminate at the close of business no later than September 28, 2012; and

WHEREAS, NB&T wishes to pay separation pay to Employee, provided that certain conditions set forth in this Agreement are satisfied; and

WHEREAS, Employee wishes to completely and finally settle all claims or disputes that may exist against NB&T;

NOW THEREFORE, in consideration for all of the above and of the mutual promises contained herein, NB&T and Employee agree that:

1. Beginning on the date this Agreement becomes effective and continuing through and including September 28, 2012, Employee's employment status and relationship with NB&T are set forth below:

a.	NB&T agrees that from the date on which this Agreement becomes effective through September 28, 2012, Employee shall be employed on a full-time schedule and shall be compensated at his current full-time rate of pay. Employee shall be assigned to such work as NB&T may determine from time-to-time. Employee's employment shall be governed by NB&T’s personnel policies and practices, as amended from time to time.

b.	Through September 28, 2012, Employee shall be eligible to continue to participate in fringe benefit plans of the Bank on the same basis as other full-time employees.

2. As a material inducement to NB&T to enter into this Agreement, Employee agrees that he is retiring from his employment with NB&T and that his employment shall terminate, effective September 28, 2012. As of the close of business on September 28, 2012, Employee renounces and forever waives any and all reinstatement and/or employment, and he will not apply for, be employed by, or otherwise seek employment at any time, with NB&T. Employee shall, and hereby does, resign from any and all officer positions he holds with NB&T effective as of September 28, 2012.

3. If Employee signs a final and binding general release in favor of NB&T and in the form and with the content prescribed in Exhibit A to this Agreement (the "Release") on or after September 28, 2012 and that Release becomes effective pursuant to its terms,

a.	NB&T shall begin making twenty-six (26) bi-weekly payments to Employee of separation pay at the rate of Six Thousand Three Hundred Sixty-Five Dollars and 38/100 ($6,365.38), less applicable local, state, and federal income and employment tax withholding. Payments shall be made on regular NB&T paydays. Separation pay shall be for the period beginning on September 28, 2012 and ending on September 30, 2013. If the Release is not effective until after the regular NB&T payday on which any such payment would otherwise have been made, a payment covering any such interim payday shall be made within a reasonable time after the Release becomes effective. NB&T will provide to Employee a standard IRS Form W-2, or its equivalent, as provided by law.

b.	If Employee elects to continue medical insurance coverage with NB&T as a retiree, NB&T shall pay toward the cost of this coverage the amount it would have paid had Employee been on NB&T's active payroll for the period of September 28, 2012 through September 30, 2013, less applicable local, state, and federal income and employment tax withholding. Employee’s eligibility for continuation of medical insurance coverage as a retiree of NB&T is governed by the applicable plan documents.

c.	The agreement by NB&T to provide separation pay pursuant to paragraph 3a, and to provide retiree medical coverage under NB&T’s medical plan for retirees and to pay a portion of his medical expense insurance premiums after September 28, 2012 pursuant to paragraph 3b constitute consideration that is more than that to which Employee would otherwise be entitled.

4. Employee is employed “at-will.” Nothing in this Agreement modifies Employee’s at-will status.

5. Employee does hereby fully release, discharge, compromise and settle any and all claims, demands, rights of action or obligations (including all attorney's fees and costs actually incurred), matured or un-matured, of whatever nature and whether or not presently known, that exist as of the execution date of this Agreement, as against NB&T and any and all related and affiliated entities and corporations, including any and all parent, brother-sister, and subsidiary corporations and the parent, brother-sister, and subsidiary corporations of any of them, unincorporated employers, partnerships, alliances, joint ventures, and companies, and each and every employee, agent, consultant, volunteer, insurer, officer, director, owner, trustee, and member of the Board of any of them (hereinafter the “Released Parties”), including but not limited to all claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, all claims under the Equal Pay Act, the Worker Adjustment and Retraining Notice Act, the Americans with Disabilities Act, all claims under the Family and Medical Leave Act, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act, Ohio Revised Code Sections 4112.01 through 4112.99, and any other provision of Ohio Law, and all claims under the Older Workers Benefit Protection Act, all as amended; all statutory or common law claims under state or federal law, whether in contract, in tort, or in equity; and any other claim arising out of Employee's employment with NB&T and Employee’s separation therefrom. Employee further agrees that he waives the right to receive any recovery, financial or otherwise, arising from any administrative charge or other proceeding related to Employee’s employment with NB&T and his separation therefrom.

6. Employee agrees and acknowledges that he has received all compensation, including minimum wage and any overtime pay, to which he was entitled under the Fair Labor Standards Act and/or Ohio law for work performed through Employee’s last day of employment. Employee further agrees and acknowledges that he has been accorded all time off from work and any other rights to which he has been entitled pursuant to the Family and Medical Leave Act or any state statute providing medical or other leaves of absence to employees.

7. Employee agrees that he will not disparage the Released Parties or their employment practices. NB&T agrees that its executive officers and directors will not disparage Employee.

8. Exclusively as this Agreement pertains to Employee's release of claims under the Age Discrimination in Employment Act, Employee, pursuant to and in compliance with rights afforded him under the Older Workers Benefit Protection Act:

a.	Is advised that he does not waive rights or claims that arise after the date on which this Agreement is signed by him and NB&T;

b.	Is advised to consult with an attorney prior to executing this Agreement;

c.	Is given a period 21 days from the receipt of this Agreement within which to consider it; and

d.	Is given a period of seven days following the signing of this Agreement in which to revoke it.

A revocation of this Agreement shall be effective only on the delivery of a written revocation to NB&T within the seven-day time period set forth above. This Agreement shall not become effective or enforceable until this seven-day revocation period has expired.

Employee's knowing and voluntary execution of this Agreement is an express acknowledgment and agreement that Employee has had the opportunity to review this Agreement with his attorney; that Employee has received consideration under this Agreement in addition to anything of value to which he was otherwise already entitled; that Employee was afforded a 21-day period of time to consider it before executing it; that he was given a seven-day period of time in which to revoke this Agreement after it was signed; and that this Agreement is written in a manner that enables him to fully understand its content and meaning.

9. It is acknowledged and agreed that the payment of separation pay provided herein is not to be construed as an admission of any obligation or liability on the part of the Released Parties. The Released Parties deny any liability in this matter.

10. Non-Solicitation. At all times through March 31, 2014, Employee will not, directly or indirectly, (a) solicit any "Customer" of NB&T for any purpose, and/or (b) solicit for employment or hire any person who was an employee of NB&T at any time during the preceding twelve (12) months as an employee, consultant, independent contractor, or representative. "Customer" means each and every person who, or entity which at any time during the period January 1, 2011 through September 28, 2012, was a customer of NB&T or had been in contact with NB&T for a business purpose with whom Employee had contact

11. To the extent permitted by law, Employee agrees to indemnify and hold the Released Parties harmless from and against any and all loss, cost, damage, or expense, including without limitation, attorneys' fees that arises out of any breach by Employee of this Agreement.

12. Trade Secrets and Confidential Information. Employee agrees that at all times he will keep and maintain all of the affairs of NB&T ("Trade Secrets and Confidential Information") confidential, and will not, except (a) as necessary for the performance of his responsibilities hereunder or (b) as required by judicial process and after ten (10) days prior notice to NB&T unless required earlier by court order or a legal requirement, disclose to any person any of the Trade Secrets and Confidential Information. Employee is not bound by the restrictions in this paragraph with respect to any information that becomes public or is disclosed without the breach of an obligation of confidentiality. Trade Secrets and Confidential Information, as defined above, includes, but is not limited to, products, administrative procedures and processes, methods, research, trade secrets and other intellectual property, systems, manuals, confidential reports, pricing information, financial information (including the revenues, costs and profits associated with any activities or business of NB&T), information regarding current and prospective clients, borrowers, brokers, correspondents, business plans and practices, future products and programs, funding sources, investors, and customer lists of NB&T of which Employee was familiar. Employee shall use best efforts to protect all of the Trade Secrets and Confidential Information of NB&T.

13. Representations. The parties hereto agree with respect to paragraphs 10 and 12, above, that: (a) the covenants and agreements of Employee contained in this Agreement are reasonably necessary to protect the interests of NB&T in light of the nature of its business and the involvement of Employee in such business; (b) the restrictions imposed by this Agreement are reasonable and necessary to protect the legitimate business interests of NB&T and that they are not greater than are necessary for the protection of NB&T in light of the substantial harm that NB&T will suffer should Employee breach any of the provisions of said covenants or agreements; (c) the covenants and agreements of Employee contained in this Agreement form material consideration for this Agreement; (d) the periods and any geographical areas of restriction contained in this Agreement are fair and reasonable in that they are reasonably required for the protection of NB&T; and (e) the nature, kind and character of the activities in which Employee is prohibited from engaging are reasonable and necessary to protect NB&T.

14. Injunctive Relief. The parties to this Agreement acknowledge that a breach by Employee of any of the terms or conditions of this Agreement will result in irreparable harm to NB&T and that the remedies at law for such breach may not adequately compensate NB&T for damages suffered. Accordingly, Employee agrees that in the event of such breach, NB&T shall be entitled to seek injunctive relief or such other equitable remedy as a court of competent jurisdiction may provide. In the event NB&T obtains a temporary restraining order or preliminary injunction in connection with such breach, NB&T shall discontinue payment of separation pay pursuant to paragraph 3a and the Bank's contribution toward the cost of medical expense insurance pursuant to paragraph 3b. If all or a portion of any of the restrictions and agreements of Employee contained in this Agreement, including but not limited to Paragraphs 10 and 12, is held to be unreasonable or unenforceable by a court of competent jurisdiction in a final order, Employee expressly agrees to be bound by any lesser agreement or restriction subsumed within the terms of the invalidated provision to the maximum extent permitted by law as if the resulting covenant were originally and separately stated in this Agreement. Employee further agrees that should a court issue any such injunctive relief, NB&T shall not be required to post any surety bond or other security for the injunctive relief to take effect. Nothing contained herein will be construed to limit the rights of NB&T to any remedies at law, including the recovery of damages for breach of this Agreement.

15. On September 28, 2012, Employee agrees to immediately return to NB&T all documents and other materials or property obtained from or belonging to NB&T, including but not limited to bank keys.

16. This Agreement shall be binding upon Employee, his heirs, administrators, representatives, executors, successors, and assigns; provided, however, that the restrictions contained in paragraph 10 shall not extend to Employee’s heirs, administrators, representatives, executors, successors, and assigns. Upon Employee’s death, any remaining separation pay owed to Employee pursuant to paragraph 3(a) shall be paid in a lump sum, less applicable local, state, and federal tax withholding, to Employee’s estate. To the extent permitted by law, Employee agrees to indemnify and hold the Released Parties harmless from and against any and all loss, cost, damage, or expense, including without limitation, attorneys' fees that arises out of NB&T’s payment of remaining separation pay to Employee’s estate.

17. Employee agrees that he has read this Agreement in its entirety and that Employee’s agreement to all of its provisions is made freely, voluntarily, and with full knowledge and understanding of its contents. Employee further acknowledges and agrees that he has full authority to enter into this Agreement.

18. Employee agrees that this Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof, provided, however, that any confidentiality agreement between the parties that is in effect as of the date of this Agreement shall remain in full force and effect pursuant to its terms. Employee further agrees that this Agreement shall be interpreted and enforced under the laws of the State of Ohio. If for any reason any portion of any provision of this Agreement is deemed invalid or unenforceable, all remaining parts shall remain binding and in full force and effect.

August 23, 2012	/s/ Stephen G. Klumb
Date	Stephen G. Klumb

The National Bank and Trust Company

August 23, 2012	By:	/s/ John J. Limbert
Date	Its:	President & CEO

EXHIBIT A

FINAL AND BINDING GENERAL RELEASE

This General Release (hereinafter referred to as the "Release") is executed by Stephen G. Klumb, 259 Stone Ridge Blvd. South Lebanon, Ohio 45065, Social Security Number ending in 3700 (hereinafter referred to as "Employee") pursuant to, and in consideration for the separation pay set forth in, paragraph 3 of the Retirement Pay Agreement and General Release (hereinafter referred to as the “Agreement”) entered into between Employee and The National Bank and Trust Company, 48 N. South Street, P.O. Box 711, Wilmington, Ohio, 45177 and all related and affiliated entities and corporations, including parent and subsidiary corporations, unincorporated employers, partnerships, alliances, joint ventures, and companies, and each and every employee, agent, consultant, volunteer, insurer, officer, director, owner, trustee, and member of the Board of any of them (hereinafter referred to collectively as the “NB&T”), and dated August 23, 2012, which remains in full force and effect:

1. Employee does hereby fully release, discharge, compromise and settle any and all claims, demands, rights of action or obligations (including all attorney's fees and costs actually incurred), matured or unmatured, of whatever nature and whether or not presently known that exist as of the execution date of this Release, as against NB&T and any and all related and affiliated entities and corporations, including any and all parent, brother-sister, and subsidiary corporations and the parent, brother-sister, and subsidiary corporations of any of them, unincorporated employers, partnerships, alliances, joint ventures, and companies, and each and every employee, agent, consultant, volunteer, insurer, officer, director, owner, trustee, and member of the Board of any of them (hereinafter the “Released Parties”), including but not limited to all claims under Title VII of the Civil Rights Act of 1964, all claims under the Fair Labor Standards Act, all claims under the Occupational Safety and Health Act, all claims under the Worker Adjustment Notice and Retraining Act, all claims under the Equal Pay Act, all claims under Ohio Revised Code Sections 4112.01 through 4112.99, all claims under the Americans with Disabilities Act, all claims under the Family and Medical Leave Act, and all claims arising under the Age Discrimination in Employment Act of 1967, all as amended; all statutory or common law claims under state or federal law, whether in contract, in tort, or in equity; and any other claim arising out of Employee's employment with NB&T and his separation therefrom.

2. Employee acknowledges and agrees that he has been paid all compensation to which he is entitled under the Fair Labor Standards Act and that he has been given all leaves of absence and other rights accorded to him by the Family and Medical Leave Act.

3. Exclusively as this Release pertains to Employee's release of claims under the Age Discrimination in Employment Act, Employee, pursuant to and in compliance with rights afforded him under the Older Workers Benefit Protection Act:

a.	Is advised that he does not waive rights or claims that arise after the date on which this Release is signed by him and NB&T (other than any claims concerning the date of his separation from employment);

b.	Is advised to consult with an attorney prior to executing this Release;

c.	Is given a period 21 days from the receipt of this Release within which to consider this Release; and

d.	Is given a period of seven days following the signing this Release in which to revoke it. A revocation of this Release shall be effective only on the delivery of a written revocation to NB&T within the seven-day time period set forth above. This Release shall not become effective or enforceable until this seven-day revocation period has expired.

Employee's execution of this Release is an express acknowledgment and agreement that he has had the opportunity to review this Release with his attorney; that he has received consideration under this Release in addition to anything of value to which he was otherwise already entitled; that he was given a 21-day period of time to consider it before executing it; that he was given a seven-day period in which to revoke this Release after it was signed; that he agrees this Release is written in a manner that enables him to fully understand its content and meaning; and that his signing of this Release is a knowing and voluntary act by him. The agreement by NB&T provide separation pay to Employee and its agreement to continue contributions toward the premium for his medical expense insurance after the separation of his employment constitute consideration that is more than that to which Employee would otherwise have been entitled from NB&T.

4. This Release shall be binding upon Employee, his heirs, administrators, representatives, executors, successors, and assigns.

5. Employee agrees that he has read this Release in its entirety and that his agreement to all of its provisions is made freely, voluntarily, and with full knowledge and understanding of its contents.

6. This Release shall be interpreted and enforced under the laws of the State of Ohio, and shall be enforced as provided in the Agreement.

IN WITNESS WHEREOF, I have set my hand this 23rd day of August, 2012.

WITNESSES:
/s/ Stephen G. Klumb
Stephen G. Klumb

STATE OF	)
	)	SS:
COUNTY OF	)

Subscribed to and sworn before me this 23rd day of August, 2012.

Notary Public

My Commission Expires: